EXHIBIT 1.02

CONFLICT MINERALS REPORT

STANDEX INTERNATIONAL CORPORATION

This Conflict Minerals Report of Standex International Corporation (the “Company,” “we,” “us,” or “our”) for calendar year 2013 is filed in accordance with Rule 13p-1 (“Rule 13p-1”) under the Securities Exchange Act of 1934, as amended (the “1934 Act”).

Rule 13p-1 was adopted by the Securities and Exchange Commission ("SEC") to implement the reporting and disclosure requirements relating to conflict minerals in Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”).    Section 1502 of the Dodd-Frank Act was adopted because the mining of Conflict Minerals in the Democratic Republic of the Congo, Angola, the Republic of Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania and Zambia (each a “Covered Country”) was attributed to funding activities of violence in this region.

Under Rule 13p-1, disclosure requirements apply to an SEC registrant if any conflict minerals are necessary to the functionality or production of a product manufactured by the registrant or contracted by the registrant to be manufactured during the calendar year covered by the report.  Conflict minerals are defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum, tungsten and gold (“Conflict Minerals”).  If the registrant has reason to believe that any such necessary Conflict Minerals may have originated in a Covered Country, or it is unable to determine the country of origin of the Conflict Minerals, then the registrant must exercise due diligence on the Conflict Minerals' source and chain of custody.  A Conflict Minerals Report includes a description of those due diligence measures.

Company Overview.

The Company is a manufacturer of industrial products and provider of services for diverse industrial market segments.  Our five reporting segments are:  Food Service Equipment Group, Engraving Group, Engineering Technologies Group, Electronics Products Group and Hydraulics Products Group.  Management of our supply base is handled locally through each of our 11 operating segments.  The products we manufacture include commercial refrigerated cabinets, cases, walk in coolers and freezers, commercial ranges, ovens, griddles, broilers fryers, rotisseries, pressure fryers, baking equipment, holding cabinets, toasters, combination steam and convection ovens, merchandising display cases, custom fabricated food service counter systems, buffet tables and cabinets, rotary vane pumps used in beverage and fluid handling applications (collectively “commercial food service equipment”); engraved rolls, plates, processing and specialized tools, and machinery as well as specialized tooling used to manufacture absorbent cores for the disposable hygiene industry (collectively “engraving equipment”); spinning, heat treating, machining and other fabrication of metal alloys (collectively “engineering products”); switches, electrical connectors, sensors, toroids, relays, inductors, electrical assemblies and magnetic components (collectively “electronics products”); and hydraulic cylinders (all of the foregoing referred to collectively as “Products”).

We do not purchase raw ore or unrefined Conflict Minerals and we make no purchases directly from any Covered Country.  Further, the Company is several levels removed from the actual mining of Conflict Minerals.  The Company is filing this Report because, for calendar year 2013, it has been unable to determine whether certain components and certain parts used in the production of some of the Products contain necessary Conflict Minerals that originated in a Covered Country.

Part I:  Due Diligence.

We conducted an analysis of our Products and determined that Conflict Minerals are found in various components and parts used by our operating segments in the manufacture of the Products at our respective businesses.  Conflict Minerals are found in all categories of our Products.  For example, tin and gold are found in the motors (tin) and power cords (tin and gold) used to power our commercial food service equipment.  Tin is also found in the bronze metal used in the manufacture of our hydraulic cylinders and in the solder used in our electronics products.  Tungsten and tantalum are found in our engineering products and some engraving equipment.  As a result, the Company has undertaken due diligence measures on the source, chain of custody and country of origin of the Conflict Minerals contained in the Products we manufacture.  Due diligence of the supply chains of each of our operating segments was and is conducted locally by designated employees by contacting our suppliers that provide components or parts that are likely to contain Conflict Minerals.

Specifically, personnel were assigned from each of the operating segments to assemble a list of their supplier base for calendar 2013 and to undertake due diligence and reasonable country of origin inquiries of the supplier base in order to determine the source of the necessary Conflict Minerals contained in the parts and components used in the manufacture of our Products.  These employees were educated on Rule 13p-1 and the related guidance prior to commencing their respective due diligence efforts.

Due Diligence Measures Performed.

The due diligence measures summarized below were taken by us regarding the source and chain of custody of the necessary Conflict Minerals in the Products that we manufacture.  These due diligence measures were developed in conjunction with the OECD Due Diligence Guide for Responsible Supply Chains of Minerals from Conflict-Affected and High Risk Areas: Second Edition (2013) and the related supplements for gold and for tin, tantalum and tungsten.

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We delivered written inquiries requesting country of origin information to [each/most] supplier in our supplier base using the Electronic Industry Citizenship Coalition and Global e-Sustainability (“EICC”) reporting template and other similar templates for obtaining country of origin information to identify the smelters and refiners.

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Supporting documentation received from suppliers regarding the source of necessary Conflict Minerals were reviewed by our personnel to determine the sufficiency and credibility of suppliers' representations as to the source of necessary Conflict Minerals.

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We independently confirmed that those small minority of the smelters and refiners identified by our suppliers in their certifications or disclosures to us were conflict free as identified by programs such as the EICC Conflict Free Smelter program.  We accomplished this by checking the identified smelters and refiners against the list of Conflict Free Smelters.  In the balance of the responses received, no smelters or refiners have been identified so we continue to work with our suppliers to trace and ultimately identify those smelters and refiners.

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We implemented written follow-up processes to periodically communicate with non-responsive suppliers or suppliers who reported that their due diligence investigations into the source of the Conflict Minerals they used were ongoing and were not yet determinative.

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We established a software program and portal to house and maintain documentation and we created reasonable document/record maintenance mechanisms to ensure that relevant documentation is maintained in this electronic database.

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Our local division management teams issued periodic reports to their division presidents and to Company’s corporate management as to the status of the reasonable country of origin inquiries.

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We held periodic meetings between local management teams and Company senior management to discuss and evaluate the status of our due diligence efforts and related reasonable country of origin inquiries of our supplier base.

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We adopted a conflict minerals policy which is posted on our website, as well as on the websites of our operating segments, and we informed our suppliers of this policy by either providing them with a copy of the policy or referring them to the location of the policy on the applicable website.

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We now include in our transaction documents with our suppliers a requirement that the suppliers (1) identify the country of origin or source of any Conflict Minerals in the components and parts they sell to the Company and (2) disclose to us their process for determining and verifying the source of any Conflict Minerals in the components and parts they sell to the Company.

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Suppliers are required to annually recertify to our operating segments the source of any Conflict Minerals contained in the components and parts they sell to the Company’s operating segments.

Part II:  Product Description.

Despite our good faith, reasonable country of origin inquiries, due to the breadth and complexity of our supply chain, we currently have not obtained sufficient information from all of our suppliers to determine the origin, mine or facilities used to process all of the necessary Conflict Minerals used in the following Products:

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commercial food service equipment;

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engraving equipment;

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engineering products;

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electronics products; and

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hydraulic products.

As noted above, as part of our due diligence inquiry we were unable to determine the identity of the facilities used to process the necessary the Conflict Minerals in the foregoing Products or the country of origin for the necessary Conflict Minerals for such Products.  In spite of the foregoing conclusion, we undertook the due diligence measures and procedures noted above to attempt to determine the applicable facilities and countries of origin, including making numerous follow up inquiries of the applicable suppliers who were nonresponsive, attempting to independently determine the smelter or source of the Conflict Minerals obtained by such suppliers and to recertify our suppliers annually.

Since January 1, 2014 and during calendar 2014, the Company intends to undertake the following steps to mitigate the risk that the Conflict Minerals necessary to the functionality of its Products benefit armed groups in the Covered Countries, including taking the additional due diligence steps noted below:

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continue to obtain additional information from our suppliers of Conflict Minerals to confirm from such suppliers that the Conflict Minerals either do not benefit armed groups in the Covered

Countries or obtain a conflict free source for such Conflict Minerals with the goal of ultimately using only conflict free smelters within a time frame that is dependent on our ability to obtain alternate suppliers for parts and components that are material to our products;

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re-certify our existing suppliers and certify new suppliers annually through documentation and identification of smelters and refiners; and

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maintain documents and records electronically regarding  the source of Conflict Minerals used by our suppliers.

This Report is not subject to an independent private sector audit as allowed under Rule 13p-1 which provides a temporary accommodation for calendar years 2013 and 2014.

FORWORD-LOOKING STATEMENTS

This Conflict Minerals Report contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) that are intended to come within the safe harbor protection provided by the Act.  Forward-looking statements in this Conflict Minerals Report include statements regarding future due diligence steps the Company intends to take relating to Conflict Minerals.  By their nature, all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those contemplated by the forward-looking statements.   Factors that could materially affect the Corporation’s ability to complete intended due diligence steps include an inability to complete sourcing of necessary raw materials and components, procurement savings and productivity changes, diversification efforts in emerging markets, cooperation by suppliers in our due diligence efforts, future legal and regulatory developments relating to Conflict Minerals and other factors which are identified in the Corporation’s press releases, shareholder communications and SEC filings, including the Corporation's Annual Report on Form 10-K for the fiscal year ended June 30, 2013.

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